Exhibit 99.1

[LETTERHEAD OF TRANSMONTAIGNE INC.]

Contact:	Donald H. Anderson, President/CEO
Harold R. Logan, Jr., Executive Vice President/CFO
303-626-8200

INCREASED CREDIT FACILITY, PREFERRED STOCK RECAPITALIZATION
AND REPURCHASE OF COMMON STOCK

Friday, June 28, 2002	Immediate Release

Denver, Colorado—TransMontaigne Inc. (AMEX:TMG) announced today the signing of an amended and restated $300 million Senior Secured Credit Facility with a syndication of banks. Proceeds from this facility will be used for i) general working capital purposes, ii) the prepayment of $25.0 million senior promissory notes held by an institutional lender, iii) a discounted cash payment of $21.3 million to the holders of $23.1 million of 5% Series A Convertible Preferred Stock $1,000 per share liquidation value (“Series A Preferred”) and iv) the repurchase of 4.1 million shares of common stock from an institutional investor at $4.95 per share for $20.4 million.

In addition, TransMontaigne announced the redemption of 87% of its existing $184.6 million Series A Preferred through the issuance of 11.9 million shares of common stock for $64.2 million, valuing the common stock at $5.40 per share, plus the issuance of $72.9 million of new 6% Series B Convertible Preferred Stock $1,000 per share liquidation value (“Series B Preferred”) convertible into common stock at $6.60 per share, plus the aforementioned $23.1 million cash payment. At June 28, 2002, $24.4 million of the existing Series A Preferred will remain outstanding and is redeemable, at the Company’s option, on December 31, 2003.

The closings of the increased credit facility and the preferred stock recapitalization culminate a restructuring plan which began in September 1999. The new credit facility, the preferred stock recapitalization, and the repurchase of common stock, resulting in the net issuance of 7.8 million common shares, provide the Company with the financial strength and flexibility to continue to expand its nationwide petroleum products marketing and terminaling network.

As part of that expansion, the Company has agreed, effective June 30, 2002, to acquire the remaining 40% interest in the Razorback Pipeline that it previously did not own, resulting in the Company owning 100% of the Razorback Pipeline, a 67 mile petroleum products pipeline between Mount Vernon, Missouri and Rogers, Arkansas with 370,000 barrels of associated terminal capacity. In addition, the Company has signed letters of intent to purchase a 500,000 barrel terminaling facility in the southeast; a 25,000 barrel terminaling facility in Brownsville,

Texas; and a 225,000 barrel terminaling facility in Greenville, Mississippi. These transactions are anticipated to close in July and August 2002. All four of these facilities are synergistic to the Company’s existing petroleum products supply and terminaling networks and, in the aggregate, will utilize some $18.2 million of the newly increased credit facilities.

“We are delighted that both the bank group and our preferred shareholders have recognized the significant progress we have made over the last two years by increasing their commitments to the Company,” said Donald H. Anderson, President and Chief Executive Officer. “Although $24.4 million of the Series A Preferred remains outstanding, all of the Series A Preferred holders participated in the recapitalization plan, with two converting only 50% of their holdings, which we take as a vote of confidence in the Company’s business plan.”

“During these current difficult market conditions, converting a significant portion of our preferred obligations into common equity at an implied value of $5.53 per share, after adjusting the conversion price for the $1.8 million cash discount component, materially strengthens the Company’s balance sheet and should finally answer the question of how the redemption of the Series A Preferred will affect the Company’s financial capacity,” said Harold R Logan, Jr., Chief Financial Officer. “In addition, the Company’s purchase of 4.1 million shares of common stock from First Reserve Fund VI, a private equity investment fund which is in the process of winding up, should alleviate the perceived seller overhang in the market for our stock.”

TransMontaigne Inc. offers a broad range of integrated supply, distribution, marketing, terminaling, storage, and transportation services to refiners, distributors, marketers and industrial/commercial end-users of petroleum refined products (e.g. gasoline, heating oil, etc.) chemicals, crude oil and other bulk liquids (“Products”) in the midstream sector of the petroleum and chemical industries. We are a merchant energy company that conducts the majority of our operations primarily in the Mid-Continent, Gulf Coast, Southeast, Mid-Atlantic and Northeast regions of the United States. Our commercial operations are divided into two main areas: Product Supply, Distribution and Marketing and Terminals and Pipelines. Corporate news and additional information about TransMontaigne Inc. is available 24 hours a day, 7 days a week on the Company’s web site: www.transmontaigne.com

A conference call has been scheduled for Monday, July 1, 2002 at 3:00 p.m. (ET) regarding this release. Analysts, investors, and other interested parties are invited to listen to management’s presentation at that time by accessing the call as follows:

888-273-9890

Ask for:
TransMontaigne

A playback of the conference call will be available:

from 4:30 p.m. (MT), Monday, July 1
until 11:59 p.m. (MT) Monday, July 8

USA: 800-475-6701
International: 320-365-3844
Access Code: 644109

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected.

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